As filed with the Securities and Exchange Commission on February 10, 2000


                                                   Registration No. 333-90197

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                              TII INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                66-0328885
     (State or other jurisdiction of     (I.R.S. Employer Identification  No.)
     incorporation or organization)

                               1385 AKRON STREET,
                               COPIAGUE, NY 11726
                                 (516) 789-5000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                           TIMOTHY J. ROACH, PRESIDENT
                              TII INDUSTRIES, INC.
                                1385 AKRON STREET
                               COPIAGUE, NY 11726
                                 (516) 789-5000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                             RICHARD A. RUBIN, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 704-6130

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                             ----------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PURSUANT TO RULE 429, THE PROSPECTUS THAT FORMS A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO 1,352,082 SHARES OF COMMON STOCK REGISTERED UNDER REGISTRATION STATEMENT NO. 333-47105 THAT HAVE NOT BEEN SOLD. THIS REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-47105, AND SUCH POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.
===============================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2000



PROSPECTUS
----------

                                2,194,569 SHARES
                              TII INDUSTRIES, INC.
                                  COMMON STOCK
                               -------------------


      The stockholders of TII Industries, Inc. listed on page 17 of this prospectus may offer for sale up to 2,194,569 shares of our common stock. This prospectus may also be used by those to whom the selling stockholders may pledge, donate or transfer their shares and by other non-sale transferees.


      The selling stockholders may offer their shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices.


      Our common stock is currently quoted on the Nasdaq National Market under the symbol "TIII." On February 9, 2000, the last reported sale price of a share of our common stock on the Nasdaq National Market was $2-1/16.



                               -------------------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                               -------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------



                   The date of this prospectus is ______, 2000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prosectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. It may not contain all of the information important to you. To understand this offering fully and get a better understanding of our business and operations, you should read the entire prospectus carefully, including the documents we have incorporated by reference in the section "Where You Can Find More Information About Us" on page 21.

         Please note that references in this prospectus to "we," "our," "us" or "TII" refer to TII Industries, Inc. and our subsidiaries, not to the selling stockholders.

                                   THE COMPANY

         We are engaged in designing, manufacturing and marketing lightning and surge protection systems, network interface devices and station electronics for use in the communications industry. We sell our products to telephone operating companies, including to all four of the Regional Bell Operating Companies, original equipment manufacturers, cable television providers and competitive access providers of communications services. We have been a leading supplier of subscriber station overvoltage surge protectors to telephone companies in the United States for over 25 years. We believe that our proprietary overvoltage surge protectors offer superior, cost-effective performance features, including high reliability, long life cycles and advanced protection against adverse environmental conditions.

         Our products include:

          o LIGHTNING AND SURGE PROTECTORS - Overvoltage surge protectors have been mandated in the United States by the National Electric Code to be installed on subscriber telephone lines to prevent injury to users and damage to their equipment due to surges caused by lightning and other hazardous overvoltages. Overvoltage surge protection is now also mandated under the recently amended National Electric Code for all network powered broadband communications conductors. Surge protectors: (i) protect the subscribers and their equipment; (ii) reduce the subscribers' loss of service; (iii) reduce the communications provider's loss of revenue due to subscriber outages; and (iv) reduce the communications provider's costs to replace or repair damaged its owned equipment. Our gas tubes provide protection when the voltage on a telephone line rises to a level preset in the gas tube. If the voltage reaches that level, the gases in the tube instantly convert to molecules bearing an electronic charge. This momentarily disconnects the phone or other equipment from the circuit while safely conducting the hazardous surge into the ground. When the voltage on the service line drops to a safe level, the gases in the tube return to their normal state, returning the phone and other connected equipment to service. Our gas tubes have been designed to withstand multiple high energy overvoltage surges while continuing to operate over a long service life with minimal failure rates. We also produce and sell a patented gas tube coaxial cable transmission line surge protector and solid state protectors, as well as combining solid state protection with our gas tubes in hybrid overvoltage surge protectors.

          o NETWORK INTERFACE DEVICES - Network interface devices were developed to establish a separation point between the telephone companies' property and subscriber property in response to the requirements of the Federal Communication Commission and state public service commissions. NIDs typically also enclose overvoltage surge protectors and various station electronic products. We sometimes refer to network interface devices as NIDs. To address the demand for voice, high-speed data and interactive video services, telephone companies and other communications providers are expanding and upgrading their networks to accommodate the higher bandwidth necessary to transmit these services. To meet our customers' needs, we have introduced a broadband network interface device product line specifically designed to house a telephone companies' technology of choice, whether traditional twisted pair lines or high-bandwidth coaxial cable or fiber optic lines.

          o STATION ELECTRONICS - Our station electronic products are designed to be installed with an overvoltage surge protector, typically within a NID. Our station electronics products include:

                  o maintenance termination units designed to connect with the telephone company's central office test equipment, giving the telephone company remote testing capabilities. By using the remote access provided by our product, the telephone company can determine the source of a defect or fault before dispatching a maintenance vehicle.

                  o plastic housings, wire terminals, enclosures, cabinets and various hardware products, principally for use by telephone operating companies.

         Our principal executive office is located at 1385 Akron Street, Copiague, New York 11726 and our telephone number is (516) 789-5000.


                                  THE OFFERING


Common stock offered  or that may be
offered by the selling stockholders..........      2,194,569  shares,   consisting  of  59,741  outstanding  shares,
                                                   200,000  shares  issuable  upon  the  exercise  of  warrants  and
                                                   1,934,828  shares issuable upon conversion of the 2,850 shares of our Series C Convertible  Preferred Stock outstanding at January
                                                   31,  2000 based on an  average  conversion  price of $1.1848  per share of common  stock,  which would have been  applicable to our
                                                   Series C Convertible  Preferred Stock had they all been converted into our  common  stock  on  January 31, 2000.  We refer to our
                                                   Series  C  Convertible  Preferred  Stock as  Series  C  preferred stock.  Since the actual  conversion  price is the lower of $7.08 per share or 95% of the  average of the closing bid prices of our common stock during the ten consecutive  trading days immediately preceding  the  actual  conversion  date,  the  actual  number of shares of our common stock that may be issued upon  conversion of the Series C  preferred  stock  will vary as the market  price of our common stock  varies.  The selling  stockholders  paid $1,000 for  each  share of  Series C  Preferred  Stock  they  purchased.
                                                   Assuming  that the market  price of our common  stock on the date of the sale of the  shares  of our  common  stock  received  upon conversion  of the  Series  C  Preferred  Stock  by  the  selling stockholders  remains  the same as the  average  price upon which conversion is based,  they would receive  $1,053 upon the sale of the common stock they receive  upon  conversion  of each share of
                                                   Series C preferred  stock  converted.  See  "Private  Placement -
                                                   Conversion"   on  page  15  for   information   as  to  potential
                                                   antidilution   and  other   adjustments   that  may   affect  the
                                                   conversion  price.  In case the market price of our common stock, and  therefore  the  conversion  price of the Series C  preferred stock,  should decline,  we have registered  1,657,513  shares of our common stock more than are covered by this  prospectus.
                                                   Those additional shares may only be sold by the selling stockholders after we reflect the change in the number of shares offered by this prospectus in a supplement to this prospectus. Should the conversion price decline so that we are required to issue more than the 3,592,341 shares upon conversion of the 2,850 presently outstanding shares of
                                                   Series C preferred stock, we would have to register more shares (or there would have to be an exemption available under the Securities
                                                   Act) in order for the selling stockholders to sell more shares.


Common stock outstanding on the date of
this prospectus................................... 8,832,898 shares.



Common stock outstanding after the
offering.......................................... 10,967,726 shares, assuming 1,934,828 shares are issued upon conversion of the Series C preferred stock outstanding on January 31, 2000 and the warrants covering 200,000 shares owned by the selling stockholders are fully exercised.


Use of Proceeds................................... The selling stockholders will receive all of the proceeds from the sale of the shares.  Accordingly, we will not receive any proceeds from the resale of the shares.  We did receive
                                                   $4,550,000 in proceeds from the issuance of the Series C
                                                   preferred stock and the warrants.  We will also receive the exercise price of $7.03 per share to the extent the selling stockholders elect to exercise the warrants.  See "Use of
                                                   Proceeds."

Risk Factors.................................      The  securities  offered  under  this  prospectus  involve a high degree  of  risk.  You  should  carefully  consider  the  factors beginning on the following page.


                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and in the documents we have incorporated by reference, may contain forward-looking statements. Such statements can be generally identified by the use of forward-looking words like as "may," "should," "plan," "expect," "anticipate," "intend," "estimate," "potential," "believe" or other similar words and the negative of those words. These statements discuss future expectations or state other "forward-looking" information. When considering those statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents we have incorporated by reference. The risk factors discussed below and other factors noted in this prospectus and the documents which we have incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statements.


                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US" BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. IF ANY OF THE RISKS DISCUSSED BELOW OR IN OUR OTHER SEC FILINGS OCCUR, OR IF UNFORESEEN EVENTS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, IN WHICH CASE THE VALUE OF YOUR INVESTMENT MAY DECLINE AS WELL.

      WE CANNOT ASSURE YOU THAT WE CAN REVERSE OUR RECENT HISTORY OF LOSSES
      ---------------------------------------------------------------------

         We have reported the following net losses applicable to common stockholders for the last three fiscal years:


              Fiscal Year Ended:
                       June 27, 1997            $  856,000
                       June 26, 1998            $5,142,000
                       June 25, 1999            $6,402,000
              Six Months Ended:
                       December 31, 1999        $  865,000


         Our results of operations were affected by several factors in our 1997, 1998 and 1999 fiscal years.

CERTAIN FACTORS AFFECTING FISCAL 1997 RESULTS.

         During fiscal 1997, Access Network Technologies, a joint venture between Lucent Technologies, Inc. and Raychem Corporation, was dissolved. We had entered into a strategic agreement with ANT in 1995 to develop and manufacture advanced overvoltage surge protectors. While we and Raychem have continued to manufacture and market the products without the participation of Lucent, the dissolution of ANT caused us to increase our allowance for the inventory that was produced for ANT and to put into effect certain measures to reduce costs. The cost reduction measures included a reduction of personnel, the movement of certain production processes to our facility in the Dominican Republic, the outsourcing of certain manufacturing steps, the realignment of our sales and marketing force and the discontinuance of certain lower margin products. These actions resulted in non-recurring charges of $3.0 million.

CERTAIN FACTORS AFFECTING FISCAL 1998 RESULTS.

         To meet our customers' needs, we introduced a line of broadband NIDs with features and functionality that we believe were instrumental in our winning major contracts in July and September of 1997 with a Regional Bell Operating Company and an independent telecommunications company, respectively, each of which was a preexisting unaffiliated customer. For strategic purposes, we accepted orders under one of these contracts that we believed we could fulfill under an aggressive delivery time schedule that mandated us to seek to accelerate production.

Beginning in the fourth quarter of fiscal 1997 and continuing through fiscal 1998, we incurred additional manufacturing expenses in gearing up toward the accelerated production of our new broadband NID product line, compounded, in the second quarter of fiscal 1998, by production disruptions as we sought to meet the customers' requested delivery schedules. While we resolved most of the production disruption issues toward the end of the second quarter, during the third and fourth quarters of fiscal 1998, we continued to experience certain yield losses, costs associated with outsourcing the production of certain injection molded parts and added costs to air freight products to meet customer delivery requirements.

CERTAIN FACTORS AFFECTING FISCAL 1999 RESULTS.

         During the fourth quarter of fiscal 1999, we initiated a strategic operations re-alignment in an effort to enhance operating efficiencies and reduce costs. These results are expected to be achieved through outsourcing a significant portion of our production, closing our Dominican Republic facility, workforce reductions and other cost-saving measures throughout TII. Under this plan, we expect to reduce our workforce from approximately 1,165 employees as of April 1999 to approximately 250 by the end of fiscal 2000, including reductions resulting from the completion of the sale of non-core businesses. As a result, we recorded a charge to earnings of $6.0 million in fiscal 1999.

         This charge was partially offset by two non-recurring gains:

          o On September 21 and 22, 1998, our principal operating facilities in Puerto Rico and the Dominican Republic, respectively, sustained significant inventory, equipment and facility damages as a result of Hurricane Georges. In addition, as a result of the storm, we experienced production stoppages during the beginning of the second quarter of fiscal 1999 and periods of less than full production continuing into the fiscal 1999 third quarter. Damaged inventory, business interruption losses, fees payable to our insurance advisors, losses to plant and equipment and other expenses incurred totaled $17.9 million. We received insurance payments of $19.3 million with respect to the losses sustained, including lost profits. Accordingly, insurance proceeds, net of hurricane losses and expenses, resulted in a gain of $1.4 million in fiscal 1999.

          o In order to focus on our core business, we sold substantially all of the assets of our fiber optic subsidiary, TII-Ditel, Inc., in March 1999 for $5.3 million, resulting in a gain of $2.2 million.

  WE COULD LOSE OUR EXISTING CREDIT FACILITY IF OUR TANGIBLE NET WORTH DECLINES
  -----------------------------------------------------------------------------


         We currently have a credit facility in the amount of $7.6 million, consisting of a $1.6 million term loan and a $6.0 million revolving credit facility. The revolving credit facility is limited by a borrowing base equal to 85% of eligible accounts receivable and 50% of eligible inventory, subject to reserves. At

December 31, 1999, only the $1.6 million term loan was outstanding. The scheduled maturity date of the term loan is March 31, 2003 and of any revolving credit loans will be April 30, 2003.

         The credit facility requires us to maintain a tangible net worth of $21.0 million. As of December 31, 1999, our tangible net worth was approximately $26.1 million. If operating losses continue or increase or if we are required to redeem any significant amount of Series C preferred stock, we may cease to be in compliance with the tangible net worth covenant. In that event, if we are unable to obtain a waiver or amendment of the covenant, we may be unable to borrow under the credit facility and may have to immediately repay all loans then outstanding under the facility. If the credit facility is not available, or if the amount we may borrow under it is not sufficient for our needs, we may require financing from other sources. Our inability to obtain the financing could have a material adverse effect on our business, results of operations and financial condition.


                 RISKS ASSOCIATED WITH SERIES C PREFERRED STOCK
                 ----------------------------------------------

CONVERSION COULD DILUTE THE EARNINGS PER SHARE AND BOOK VALUE PER SHARE OF OUR COMMON STOCK.

         To date, we have issued a total of 1,187,659 shares of common stock with respect to the conversion of 2,150 shares of Series C preferred stock (at an average conversion price of $1.81 per share). The Series C preferred stock is convertible at the option of their holders at the lower of $7.08 per share or 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days immediately preceding the conversion date. There remains outstanding 2,850 shares of Series C preferred stock.


         Issuances of common stock upon conversion of Series C preferred stock will reduce the voting power and interest in our equity of other outstanding common stock, the degree of which dilution will depend on the number of shares of common stock we are required to issue. Furthermore, the conversion of Series C preferred stock at an average conversion price of less than $2.72 per share (the book value of our common stock as of December 31, 1999) will reduce the book value attributable to our other outstanding common stock.


REDEMPTION WOULD RESULT IN A REDUCTION IN OUR CASH AND NET WORTH AND POSSIBLE LOSS OF OUR CREDIT FACILITY.


         We have registered a total of 3,592,341 shares of common stock under the Securities Act of 1933 for resale upon conversion of the 2,850 remaining outstanding shares of Series C preferred stock (this will cover all shares of Series C preferred stock which were outstanding at January 31, 2000 as long as their average conversion price is not less than $.79 per share). However, only 1,934,828 of those shares can be sold until we file a supplement to this prospectus to reflect the additional number of shares estimated to be sold.


         The holders of Series C preferred stock may require us to redeem any shares of Series C preferred stock if:

          o we fail to maintain our listing on Nasdaq's National Market System or the New York or American Stock Exchanges (see "Risks Associated with the Ownership of Our Comon Stock"),

          o we fail to maintain the effectiveness of the registration statements of which this prospectus forms a part for, in general, a period of ten consecutive trading days,

          o we do not comply with requests for conversion of any Series C preferred stock,

          o we engage in a merger, consolidation or other business combination with and into another company,

          o    we sell or transfer all or substantially all of our assets, or


          o a purchase or exchange offer is made and accepted by the holders of more than 50% of our outstanding shares of common stock.

         The redemption price per share of Series C preferred stock will be equal to the greater of $1,150 per share of Series C preferred stock or the closing bid price at specified times of the shares of our common stock which we would otherwise have issued upon conversion of the Series C preferred stock we redeem.

         Redemptions of Series C preferred stock will result in a utilization of our existing cash since our existing bank credit facility prohibits us from borrowing for that purpose and will also reduce our net worth which could cause us to lose our existing bank credit facility (see "-- We Could Lose Our Existing Credit Facility if Our Tangible Net Worth Declines").

             RISKS ASSOCIATED WITH CUSTOMERS AND CUSTOMER AGREEMENTS
             -------------------------------------------------------

OUR DEPENDENCE UPON KEY CUSTOMERS AND LACK OF LONG TERM COMMITMENTS WITH THEM MAKES IT EASIER FOR THOSE CUSTOMERS TO CEASE OR REDUCE PURCHASES FROM US.

         The U.S. telephone industry is highly consolidated, with the four Regional Bell Operating Companies and GTE Corporation servicing over 85% of all subscriber lines. Currently, all four Regional Bell Operating Companies have designated one or more of our overvoltage surge protectors for use at certain of their subscriber station locations. Direct sales to the Regional Bell Operating Companies, their distributors and original equipment manufacturers have historically accounted for a substantial majority of our net sales.

         In most instances, our sales are made under open purchase orders received from time to time from our customers under master supply contracts which cover one or more of our products. Some of those contracts permit the customer to terminate the contract due to (i) the availability of more advanced technology or (ii) our inability to deliver a product that meets the specifications on time. Although most of our master supply contracts control terms such as the purchase price, they do not establish minimum purchase commitments.

         Certain supply contracts provide that the customer may terminate the contract at any time upon notice.

         The loss of one or more Regional Bell Operating Company as purchasers of our products, or a substantial decrease in the orders received from those purchasers, could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE CERTAIN CONTRACTUAL LIMITATIONS ON PRICE INCREASES, WHICH COUPLED WITH PRICING PRESSURES, COULD ADVERSELY AFFECT OUR GROSS PROFIT MARGINS.

         Pricing pressures in the markets in which we operate are intense due in part to the consolidation of various telephone companies and their resulting purchasing power. Our master contracts generally prohibit us from increasing the price of our products to be sold under the contract for stated periods of time. Accordingly, any significant increase in our costs during those periods, without offsetting price increases, could adversely effect our gross profit margins. In addition, some of our contracts with the Regional Bell Operating Companies contain declining price provisions which also could adversely affect our gross margins if we cannot achieve corresponding reductions in unit manufacturing costs.

         RISKS ASSOCIATED WITH THE OVERVOLTAGE SURGE PROTECTORS INDUSTRY
         ---------------------------------------------------------------

TECHNOLOGICAL CHANGES, AS IT PERTAINS TO OUR OVERVOLTAGE SURGE PROTECTORS, COULD RENDER THEM OBSOLETE.

         Our overvoltage surge protectors are based principally on gas tube technology. Solid state surge protectors have been developed for use in the telecommunications industry as a competitive technology to gas tubes. While solid state overvoltage surge protectors are faster at reacting to surges, gas tube overvoltage surge protectors have generally remained the surge protection technology of choice by most telephone companies because of the gas tube's ability to withstand significantly higher energy surges than solid state overvoltage surge protectors. However, as communications equipment becomes more complex, the speed of the protector in reacting to a surge may be perceived to be more critical than its energy handling capabilities. Also, solid state protectors can be combined with gas tubes into a hybrid overvoltage surge protector module. While hybrid surge protectors are generally more expensive and complex than gas tube surge protectors, the hybrid unit can provide the speed of a solid state unit with the energy handling capability of a gas tube unit.

         Although we have developed solid state and hybrid surge protectors, the development by competitors of similar products with increased energy handling capabilities, or the development of lower cost, more reliable hybrid surge protectors, could adversely effect our sales.

NEW PRODUCT INTRODUCTIONS BY US AND EVOLVING INDUSTRY STANDARDS COULD BE COSTLY AND AFFECT OUR RELATIONSHIP WITH CUSTOMERS.

         We continually seek to improve our existing products and develop new products and enhancements to meet the needs of our customers and the marketplace. However, we cannot assure you that we will be able to respond timely to changing industry and customer needs. The market for our products is characterized by changing technology, evolving industry standards, changes in customer requirements, and product introductions and enhancements.

         Our success will depend, in large measure, upon our ability to timely:

                  o identify and develop new, competitively priced products to keep pace with changes in technology and customer preferences,

                  o   enhance our current product offerings, and

                  o develop new products that address our customers' needs for additional functionality and new technologies.

         In addition, product development cycles can be lengthy and are subject to changing requirements and unforeseen factors which can result in delays. Also, new products or features may contain defects that, despite testing, are discovered only after a product has been installed and used by customers. Such delays, undetected defects or product recalls could have a material adverse effect on our business, results of operations and financial condition.

                         WE FACE SIGNIFICANT COMPETITION
                         -------------------------------

         We are subject to significant competition with respect to all of our products. Specifically, a substantial portion of our overvoltage surge protectors are used in network interface devices which are manufactured by our competitors. Some of those competitors also market overvoltage surge protectors and station electronics.

         The Telecommunications Act of 1996 permits the Regional Bell Operating Companies, which are presently the principal users of our products, to manufacture telecommunications equipment. Accordingly, they could decide to manufacture and supply their own network interface devices rather than purchase them from outside suppliers. Most of our competitors and many of those who could enter the market in which we operate are well-established suppliers to the telephone companies. In addition, most are, or are part of, large corporations which have substantially greater assets, financial resources and larger sales forces, manufacturing facilities and research and development staffs than we have. As a result, the entry of any of those companies into the overvoltage surge protector market could reduce our sales.

     RISKS ASSOCIATED WITH OUR MANUFACTURING PROCESS AND INTERNAL OPERATIONS
     -----------------------------------------------------------------------

OFFSHORE MANUFACTURING POSES A NUMBER OF RISKS.

         Until recently we had been producing all our overvoltage surge protectors, NIDs and station electronics at our facilities in Puerto Rico and the Dominican Republic. As a result of a strategic operations review, in an effort to enhance operating efficiencies and reduce costs, we determined to outsource a significant portion of our production. While we continue to produce our gas tubes at our facility in Puerto Rico, we have retained a United States company operating in China to be the principal manufacturer of our products. As the outsourcing of production increases in the future under our operations re-alignment, our dependency on our contract manufacturer will increase. As a result, we are subject to risks of doing business outside the United States, including the potential delays and added delivery expenses in meeting rapid delivery schedules of our customers. In addition, the production of products in China could subject us to risks arising from:

          o potential U.S. government sanctions, like embargoes and restrictions on importation,
          o    potential currency fluctuations,
          o    potential labor unrest and political instability,
          o    potential restrictions on the transfer of funds,
          o    export duties and quotas, and
          o    U.S. customs and tariffs.

         Furthermore, production in Puerto Rico has in the past, and could in the future, be interrupted by the effects of hurricanes.

WE ARE DEPENDENT UPON SUPPLIERS, THE LOSS OF WHOM COULD RESULT IN DELAYS, AFFECT OUR ABILITY TO OBTAIN COMPONENTS AND INCREASE PRICES TO US.

         We have no orders with suppliers of components utilized in the manufacture of our products with delivery scheduled later than a year from now. Although we believe that substantially all raw materials we use will continue to be available to us in adequate quantities at competitive prices, we cannot assure you that we will not experience delays in delivery, the absence of components or supplies or increases in prices in the future.





             RISKS ASSOCIATED WITH THE OWNERSHIP OF OUR COMMON STOCK
             -------------------------------------------------------

WE DO NOT ANTICIPATE PAYING DIVIDENDS.

         We intend to retain any future earnings for use in our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility prohibits us from declaring and paying any dividends.

THE PRICE OF OUR STOCK MAY CONTINUE TO BE VOLATILE.

         The market price of our common stock has been at times, and may in the future be, subject to wide fluctuations. Factors that may adversely affect the market price of our common stock include, among other things:

     o   quarter to quarter variations in operating results,
     o the occurrence of events that affect or could affect our operating results,
     o   changes in earnings estimates by analysts,
     o   announcements regarding technological innovations or new products,
     o   announcements of gains or losses of significant customers or contracts,
     o   prospects in the communications industry,
     o   changes in the regulatory environment,
     o   market conditions, and
     o the sale or attempted sale of large amounts of our common stock into the public markets.

THERE IS NO ASSURANCE OF THE CONTINUED NASDAQ LISTING OF OUR COMMON STOCK.


         Although we are currently in compliance with the Nasdaq National Market continuing listing requirements, we cannot assure you that our common stock will continue to be quoted on Nasdaq. Among other things, our common stock is required to have a minimum bid price of at least $1.00 per share except during certain limited periods. On February 9, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $2-1/16. If we fail to maintain a Nasdaq listing, our securities will likely be traded on the OTC Bulletin Board. As a result, the market value of our common stock could decline and stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.


THE PRICE OF YOUR STOCK MAY BE ADVERSELY AFFECTED BY THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE.


         Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock. In addition to the shares covered by this prospectus, as of January 31, 2000, there are 8,013,213 shares of our outstanding common stock which may either be sold without restriction under the Securities Act or through the delivery of an available prospectus. Our remaining 819,685 outstanding shares at that date may be sold subject to compliance with the volume and other limitations of Rule 144 under the Securities Act. We have also registered the maximum additional number of shares of our common stock that we presently estimate we may be required to issue in the future upon conversion of our Series C preferred stock and all shares that are issuable upon exercise of outstanding warrants we have issued and that are issuable upon exercise of options we have granted, and may in the future grant, under our stock option plans. See "Shares Eligible for Future Sale."


THE ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND UNDER DELAWARE LAW MAY DISCOURAGE OR PREVENT TAKEOVER OFFERS WHICH COULD INCREASE THE PRICE OF OUR STOCK IF THOSE PROVISIONS DID NOT EXIST.

         Our certificate of incorporation and the Delaware Corporation Law contain provisions that, while intended to enable our Board of Directors to maximize stockholder value, could discourage or prevent any attempts by outsiders to obtain control of us through mergers, tender offers, proxy contests and other means and could prevent or delay changes in our management. Generally, attempts to obtain control of a company results in stockholders obtaining a premium above the market price of a company's stock before the attempt is made. These provisions include the following which are described in greater detail under the caption "Description of Capital Stock":

          o    A Shareholder Rights Plan;
          o The ability to issue preferred stock with terms fixed by our Board of Directors at the time of their issuance without further stockholder authorization;
          o    A supermajority vote to authorize certain transactions;
          o    A classified Board of Directors;
          o A requirement that directors may be removed only by stockholders for cause;
          o    The benefits of Delaware's "anti-takeover" statutory provisions.

                                 USE OF PROCEEDS

         The selling stockholders will receive all net proceeds from the sale of the shares offered by this prospectus. Accordingly, we will not receive any proceeds from the resale of the shares.

         However, we received net proceeds of $4,550,000 from the private placement of our Series C preferred stock and the warrants issued to the purchasers of our Series C preferred stock. Of those proceeds, we used approximately $3,000,000 to purchase equipment and leasehold improvements to increase our manufacturing capacity to support awarded contracts. We used the balance of the net proceeds for working capital.

         We will also receive the exercise price of $7.03 per share of common stock issued to the extent the warrants are exercised. We intend to use those proceeds, if any, for working capital.

         We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions and the fees and expenses of the selling stockholders' warrants in excess of $2,000.


                         SHARES ELIGIBLE FOR FUTURE SALE


         Of our 8,832,898 outstanding shares of common stock as of January 31, 2000, 7,453,472 shares were freely tradeable without restriction under the Securities Act of 1933, 59,741 shares can be sold by delivering this prospectus, and 500,000 shares can be sold by delivering a prospectus under another registration statement. The remaining 819,685 outstanding shares of our common stock are owned by persons who may be deemed to be our "affiliates" and are presently eligible for sale under Rule 144, subject to Rule 144's volume and other limitations.

         We have also registered, for possible future issuance under the Securities Act:


         o 2,988,200 shares of common stock subject to our stock option plans (of which 2,500,741 shares were subject to outstanding options as of January 31, 2000). Any of those shares issued upon the exercise of options by persons who are not our affiliates will be freely tradeable upon issuance and any of those shares issued to our affiliates will be eligible for sale under Rule 144 without any further holding period but subject to certain volume and other limitations.


         Furthermore, we have registered for potential resale:

         o 3,592,341 shares of our common stock which may be issued upon conversion of our 2,850 outstanding shares of Series C preferred stock (see "Private Placement"),

         o 200,000 shares of our common stock upon the exercise of warrants held by the holders of our Series C preferred stock (see "Private Placement"), and

         o 10,000 shares of our common stock subject to issuance upon the exercise of warrants issued in July 1996 to purchase those shares until July 15, 2001 at an exercise price of $6.15 per share (all of those warrants were issued to a broker-dealer for financial advisory and consulting services and were transferred by that firm to various of its employees).

         In addition, 300,000 shares, issuable upon conversion of convertible indebtedness issued in 1991 to an unaffiliated third party, will, if and when converted, be eligible for immediate sale under paragraph (k) of Rule 144 without any volume or other limitation.

                                PRIVATE PLACEMENT


         On January 26, 1998, we completed the private placement of 5,000 shares of our Series C convertible preferred stock and warrants to purchase an aggregate of 200,000 shares of our common stock to the selling stockholders, two of whom are qualified institutional buyers and the other three of whom are accredited investors, for an aggregate purchase price of $5,000,000. To date, those investors have converted 2,150 shares of the Series C preferred stock into 1,187,659 shares of our common stock. They advise us that, as of January 31, 2000, they have sold 1,127,918 of those shares of common stock. The exact number of shares of our common stock they may acquire upon conversion of the remaining 2,850 shares of Series C preferred stock and sell depends upon the market price of our common stock at the time they convert our Series C preferred stock.


         The following is a brief description of the Series C preferred stock and warrants and is qualified by reference to the Certificate of Designation for the Series C preferred stock and the form of warrant for a complete description of the terms of those securities. Both documents are exhibits to the registration statements of which this prospectus forms a part.

         Dividends
         ---------

         The Series C preferred stock bear no dividends.

         Liquidation
         -----------

         The Series C preferred stock has a liquidation preference of $1,150 per share.

         Voting
         ------

         The Series C preferred stock has no voting rights, except as required by the Delaware General Corporation Law and with respect to: (a) any changes to the Certificate of Designation or our Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C preferred stock; and (b) any issuance of any additional Series C preferred stock.

         Conversion
         ----------

         A holder may convert, in any thirty-day period, up to one-third of the aggregate number of Series C preferred shares purchased by the initial holder of the shares being converted, subject to acceleration in certain instances.

         The Series C preferred stock is currently convertible at a conversion price equal to the lower of:

         o    $7.08 per share, or

         o 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days immediately preceding the conversion date of the Series C preferred stock.

         The conversion prices are subject to reduction based upon periods of time that sales of shares of common stock underlying the Series C preferred stock cannot be made under a registration statement.

         The fixed conversion price of $7.08 per share is also subject to anti-dilution adjustments with respect to:

         o the issuances of common stock, or the issuance of securities which are exercisable into, exchangeable for or convertible into common stock, for a consideration (including amounts receivable upon exercise, exchange or conversion) below $7.08 per share (as it may be adjusted),

         o    subdivisions or combination of our common stock, and

         The variable conversion price is subject to reduction in the event of our issuance of another variable price security.

         We are subject to potential penalties in the event we fail to timely permit conversion of Series C preferred shares.

         Compulsory Conversion
         ---------------------

         Unless converted by the holder or redeemed by us, the Series C preferred stock will be automatically converted into common stock on January 26, 2003, subject to possible delay in certain circumstances. We may also require conversion of the Series C preferred shares at any time on or after January 26, 2001.

REDEMPTION POSSIBILITY
----------------------

         If we cannot issue common stock for any reason, or fail to have sufficient shares issuable upon conversion of our Series C preferred stock registered under the Securities Act of 1933 for resale, we are to issue as many shares of common stock as we are able to issue without violating any restriction. The holder of unconverted Series C preferred shares may, among other things, require us to redeem those Series C preferred stock which we are unable to convert at a redemption price equal to the greater of $1,150 per share or the closing bid price on the proposed conversion date of the common stock which would have otherwise been issued upon conversion of the Series C preferred stock.

         The Series C preferred stock is also redeemable, at the option of the holders, at a price equal to the higher of $1,150 or the then closing bid price of the underlying shares of our common stock in the event of:

       o   business combinations,
       o   the sale of substantially all of our assets,
       o purchase, tender or exchange offer for more than 50% of our common stock,
       o our failure to maintain the effectiveness of the registration statements for specified periods of time,
       o our failure to maintain the listing of our common stock on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange, or
       o our failure to effectuate a required conversion of Series C preferred stock.

         Warrants
         --------

         The warrants are exercisable until January 25, 2001 at an exercise price equal to approximately $7.03 per share, subject to adjustment in the event of stock splits, dividends, combinations, reclassifications, recapitalizations or like capital adjustments.

         Registration of Underlying Shares
         ---------------------------------

         We have filed two registration statements covering the resale by the selling stockholders of 4,780,000 shares issuable upon conversion of the Series C preferred stock (1,187,659 of which have been issued to, and 1,127,918 have been sold by, the selling stockholders as of January 31, 2000) and 200,000 shares they may acquire upon the exercise of the warrants should they choose to do so. We agreed to maintain the effectiveness of the registration statements until all shares of common stock issued upon conversion of the Series C preferred stock and exercise of the warrants are sold or until they may be sold without registration under paragraph (k) of Rule 144 under the Securities Act. We also agreed to permit, with some exceptions, the investors to join in other registration statements we file in the future. We will bear all expenses in connection with any registration, other than underwriting discounts and commissions, fees and disbursements of investment bankers for the investors and the fees and expenses of counsel to the selling stockholders in excess of $2,000.

                              SELLING STOCKHOLDERS


         The following table contains information regarding the selling stockholders' ownership of shares of our common stock as of January 31, 2000 (based on the assumption in footnote (1) of the table), and as adjusted to reflect the sale of the shares covered by this prospectus. This prospectus may be used by the selling stockholders and those to whom they may pledge, donate or transfer their shares and other non-sale transferees.




                                                  Shares of Common                      Shares of Common Stock
                                                 Stock Beneficially      Shares of            to be Owned
                                                   Owned Prior to     Common Stock to       after Offering
                  Name                              Offering (1)        be Sold (2)         --------------
------------------------------------           ----------------------------------------     Number Percent
                                                                                            ------ -------
Leonardo, L.P. (2)                                  1,883,490 (3)         1,883,490          0      --
GAM Arbitrage Investment, Inc. (2)                     86,746 (4)            86,746          0      --
AG Super Fund International Partners, L.P. (2)         80,051 (5)            80,051          0      --
Raphael, L.P. (2)                                      86,338 (6)            86,338          0      --
Ramius Fund, Ltd. (7)                                  57,944 (8)            57,944          0      --
                                               ---------------          -----------      --------- -------
         Total                                       2,194,569            2,194,569          0      --




(1) Based on the assumption that (a) all of the warrants held by each selling stockholder are exercised and (b) all Series C preferred stock outstanding at January 31, 2000 held by each selling stockholder are converted into the estimated number of shares issuable upon conversion of the Series C preferred stock on that date (based on an average conversion price of $1.473 per share of common stock, which would have been applicable to our Series C preferred Stock had they all been converted into our common stock on January 31, 2000). Since the actual conversion price is likely to be 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days immediately preceding the actual conversion date, the actual number of shares of common stock that may be issued upon conversion of Series C preferred stock will vary as the market price of our common stock varies. We have therefore registered in the registration statements of which this prospectus forms a part more shares in case the actual number of shares issuable upon conversion of Series C preferred stock increases. Those additional shares may only be sold by the selling stockholders after we reflect the change in the number of shares offered in a supplement to this prospectus. To the extent we would be obligated to issue more shares than are covered by the registration statements, we may be required to redeem the Series C preferred stock submitted for conversion unless we register additional shares of common stock for resale. See "Private Placement."

(2) Angelo, Gordon & Co., L.P. ("Angelo Gordon"), is a general partner of Leonardo, L.P., AG Super Fund International Partners, L.P. and Raphael, L.P., and is the investment advisor of GAM Arbitrage Investment, Inc. (collectively, the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by the Angelo Gordon Entities. The ownership information for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities. Angelo Gordon and each of the Angelo Gordon Entities disclaim beneficial ownership of the shares held by the other Angelo Gordon Entities. Mr. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Mr. Michael R. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of A.G. Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon.

(3) Represents (i) 46,273 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 1,697,217 shares issuable upon conversion of 2,500 shares of Series C preferred stock and (iii) 140,000 shares issuable upon the exercise of a warrant.

(4) Represents (i) 6,857 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 67,889 shares issuable upon conversion of 100 shares of Series C preferred stock and (iii) 12,000 shares issuable upon the exercise of a warrant.

(5) Represents (i) 162 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 67,889 shares issuable upon conversion of 100 shares of Series C preferred stock and (iii) 12,000 shares issuable upon the exercise of a warrant.

(6) Represents (i) 6,449 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 67,889 shares issuable upon conversion of 100 shares of Series C preferred stock and (iii) 12,000 shares issuable upon the exercise of a warrant.

(7) AG Ramius Partners, LLC ("AG Ramius") is the investment advisor to Ramius Fund, Ltd. ("Ramius Fund"), and consequently has voting control and investment discretion over securities held by Ramius Fund. AG Ramius Fund disclaims beneficial ownership of the shares held by Ramius Fund. Mr. John
     M. Angelo and Mr. Michael Gordon are sole general partners of AG Partners, L.P., the sole general partner of Angelo Gordon (which is the investment managing member of AG Ramius). As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by AG Ramius.

(8) Represents (i) 33,944 shares issuable upon conversion of 50 shares of Series C preferred stock and (ii) 24,000 shares issuable upon the exercise of a warrant.

     Other than being investors in our January 1998 private placement, none of the selling stockholders have been affiliated with us or have had any material relationship with us during the past three years.

                              PLAN OF DISTRIBUTION

       The selling stockholders and their pledgees, donees, transferees and other subsequent holders of the shares covered by this prospectus may offer their shares at various times in or more of the following transactions:

       o   in or off the over-the-counter market; or

       o   in privately negotiated transactions

       The shares may be sold:

       o   at prevailing market prices at the time of sale;

       o   at prices related to those prevailing market prices;

       o   at negotiated prices; or

       o   at fixed prices.

       The transactions in the shares may be effected by one or more of the following methods:

       o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

       o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under to this prospectus, including resale to another broker or dealer;


       o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

       o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

       In connection with the distribution of their shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares of our common stock offered hereby, which shares those broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).

       The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. If so, any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

       The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

       As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under to this prospectus.

       We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

       o may not engage in any stabilization activity in connection with our securities;

       o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

       o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

       While the selling stockholders are not restricted in selling shares during any periods of time, no selling stockholder may, in any thirty-day period, convert more than one-third of the number of shares of Series C preferred stock purchased by it in the private placement.

       In the registration rights agreements we executed in connection with the private placement we agreed to indemnify and hold harmless each selling stockholder against liabilities, including liabilities under the Securities Act of 1933, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions, fees and disbursements of investment bankers and the fees and expenses of counsel to the selling stockholders in excess of $2,000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


       Our authorized capital consists of 30,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of January 31, 2000, there were 8,832,898 shares of our common stock and 2,850 shares of our Series C preferred stock issued and outstanding, as discussed under "Private Placement," above. We have also authorized a series of 30,000 shares of our preferred stock, called Series D junior participating preferred stock, which may be issued pursuant to our Shareholder Rights Plan discussed below.


COMMON STOCK

       Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to the rights of holders of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors. In the event of the liquidation, dissolution or winding up of our operations, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities and any liquidation preference of our preferred stock. The shares of common stock do not have any preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions. All of our shares of common stock presently issued and outstanding are fully paid and non-assessable.

PREFERRED STOCK

       Our preferred stock is issuable in one or more series from time to time at the discretion of the Board of Directors. The Board is authorized, with respect to each series, to fix its designation, powers, preferences (including with respect to dividends and on liquidation), rights (including voting, dividend, conversion, sinking fund and redemption rights) and limitations. Shares of preferred stock issued by action of the Board of Directors could be utilized as a method of making it more difficult for a party to gain control of us without the approval of our Board of Directors.

SHAREHOLDER RIGHTS PLAN

       On May 7, 1998, our Board of Directors adopted a shareholder rights plan. Under the rights plan, we distributed one preferred stock purchase right to each holder of record of common stock at the opening of business on May 21, 1998. Each right entitles stockholders to buy one one-thousandth of a share of Series D junior participating preferred stock at a purchase price of $30 per one one-thousandth of a share of Series D junior participating preferred stock. The rights do not become exercisable until a person or group acquires 20% or more of our common stock or announces a tender offer which would result in that person or group owning 20% or more of our common stock. Each right will entitle its holder (other than the acquirer) to purchase, at a purchase price of $30, a number of shares of common stock having a market value of $60. The rights also entitle holders to purchase shares of an acquirer's common stock. The rights may be redeemed upon action by our Board of Directors or exchanged for shares of our common stock. The terms of the rights are set forth in a Rights Agreement between us and Harris Trust Company of Chicago, as Rights Agent, which has been filed as an exhibit to the registration statements of which this prospectus forms a part. The rights expire on May 15, 2008 (unless extended).

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

       Supermajority Vote for Certain Transactions
       -------------------------------------------

       Our Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the outstanding shares of our capital stock entitled to vote thereon to authorize the following:

       (1) any merger or consolidation of us or any of our subsidiaries with or into any other corporation;

       (2) any sale, lease or exchange by us of all or substantially all of our assets and those of our subsidiaries taken as a whole; and

       (3) our dissolution.

       The supermajority voting requirement applies in a transaction described in (1) and (2) only if, as of the record date for determining stockholders entitled to vote on the matter, the other party to the transaction beneficially owns 10% or more of our outstanding capital stock entitled to vote in the election of directors or who beneficially owned at least 10% of our voting capital stock at December 3, 1979. The supermajority voting requirement does not apply to a transaction with a person or entity who became a 10% beneficial owner after our Board of Directors approved the transaction described in (1) or (2) above or, as to our dissolution, if the dissolution is substantially consistent with the approved transaction or with a person or entity who beneficially owned at least 10% of our voting capital stock at December 3, 1979.

       Classification of Board of Directors and Removal of Directors
       -------------------------------------------------------------

       Our Certificate of Incorporation and By-laws divide the Board of Directors into three classes, designated Class I, Class II and Class III. Each class is to be as nearly equal in number as possible. At each annual meeting of stockholders, directors are elected to succeed those in the class whose terms then expire. Each elected director serves for a term expiring at the third annual meeting of stockholders after the director's election, and until the director's successor is elected and qualified. As a result, directors elected stand for election only once in three years. Our Certificate of Incorporation and By-laws also provide that directors may be removed only for cause by stockholders.

 Votes Required to Amend the Provisions on Supermajority Votes and Removal of
 ----------------------------------------------------------------------------
 Directors.
 ----------

       Our Certificate of Incorporation and By-laws provide that the affirmative vote of the holders of at least 75% of our outstanding voting stock is required to make, alter or repeal, or to adopt any provision inconsistent with, the supermajority voting requirements for transactions and the provisions for the classified board of directors and removal of directors.

DELAWARE BUSINESS COMBINATION PROVISIONS

       As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which regulates large accumulations of shares, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire our organization if that acquisition is not approved by our Board of Directors before the purchaser becomes an "Interested Stockholder."

       In general, Section 203 prevents an "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date that person became an Interested Stockholder. For purposes of
Section 203, the term "Interested Stockholder" is defined generally as a person owning 15% or more of a corporation's outstanding voting stock. The term "Business Combination" is defined broadly to include:

         o mergers and other transactions with or caused by the Interested Stockholder;

         o sales or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or our outstanding stock;

         o the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro-rata distribution or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or the subsidiary's stock); or

         o receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The three-year moratorium imposed on Business Combinations by Section 203 does not apply if:

         (a) before the date on which a stockholder becomes an Interested Stockholder, the target's board of directors approves either the Business Combination or the transaction that resulted in the person becoming an Interested Stockholder,

         (b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction that made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

         (c) on or after the date a person becomes an Interested Stockholder, the target's board of directors approves the Business Combination, and it is also approved at a stockholder meeting by two-thirds of the voting stock not owned by the Interested Stockholder.

         The restrictions described above also do not apply to Business Combinations proposed by an Interested Stockholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

ANTI-TAKEOVER EFFECTS

         The provisions of our Certificate of Incorporation and By-laws described above and the effects of Section 203 of the Delaware General Corporation Law could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the continuity and stability of our Board of Directors and the policies formulated by the Board of Directors and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage tactics that may be used in proxy fights. However, those provisions may discourage or prevent third parties from making offers for our shares. As a result, the market price of the common stock may not benefit from any premium that might occur in anticipation of a threatened or actual change in control. Such provisions also may have the effect of preventing or delaying changes in our management.

INDEMNIFICATION

         We indemnify our officers and directors to the fullest extent permitted under Delaware law against all liabilities incurred in connection with their service to us.

TRANSFER AGENT AND REGISTRANT

         The transfer agent and registrar for our common stock is Harris Trust Company of New York, Wall Street Plaza, 88 Pine Street, New York, New York 10005.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered will be passed upon for us by Parker Chapin Flattau & Klimpl, LLP.
                                     EXPERTS

         The audited consolidated financial statements, including the related notes thereto, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and report are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

      We have filed with the SEC two registration statements on Form S-3 to register the shares of common stock being offered. This prospectus is a combined prospectus under those registration statements. As permitted by the SEC's rules, this prospectus does not contain all the information included in the registration statements. For further information with respect to us and our common stock, you should refer to the registration statements (SEC File numbers 333-47105 and 333-90197) and to the exhibits and schedules filed as part of those registration statements, as well as the documents listed below. You can review and copy the registration statements, their exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statements, including their exhibits and schedules, are also available on the SEC's Website.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-8048) before our filing a post-effective amendment to the registration statements which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold:


     o    Annual Report on Form 10-K for the fiscal year ended June 25, 1999;
     o Quarterly Report on Form 10-Q for the fiscal quarters ended September 24, 1999; and
     o The description of our common stock contained in the Registration Statement on Form 8-A filed on November 3, 1980, including all amendments or reports filed for the purpose of updating that description.

      This prospectus and the reports we incorporate by reference may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statements or to the reports we incorporate by reference.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                            Mr. Paul G. Sebetic
                            Vice President - Finance
                            TII Industries, Inc.
                            1385 Akron Street
                            Copiague, New York 11726
                            (516) 789-5000


========================================================    ========================================================







         WE HAVE  NOT  AUTHORIZED  ANYONE  TO GIVE  ANY                        2,194,569 Shares
INFORMATION  OR TO REPRESENT  ANYTHING NOT CONTAINED IN
THIS   PROSPECTUS.   YOU   MUST   NOT   RELY   ON   ANY
UNAUTHORIZED  INFORMATION.  THIS  PROSPECTUS  DOES  NOT
OFFER  TO SELL OR BUY ANY  SHARES  IN ANY  JURISDICTION                      TII INDUSTRIES, INC.
WHERE  IT  IS  UNLAWFUL.   THE   INFORMATION   IN  THIS
PROSPECTUS  IS CURRENT ONLY AS OF ITS DATE.  YOU SHOULD
NOT  ASSUME  THAT  THE  INFORMATION  CONTAINED  IN THIS
PROSPECTUS  IS  ACCURATE  AS OF  ANY  OTHER  DATE,  AND                          Common Stock
NEITHER THE  DELIVERY OF THIS  PROSPECTUS  NOR ANY SALE
MADE  HEREUNDER  WILL  CREATE  AN  IMPLICATION  TO  THE
CONTRARY.




                 ---------------------

                   TABLE OF CONTENTS
                 ---------------------


                                                                             --------------------

                                                                                  PROSPECTUS
                                                                             --------------------




                                                   Page
                                                   ----

Prospectus Summary..................................2
Forward-Looking Statements..........................6
Risk Factors........................................6
Use of Proceeds....................................14
Shares Eligible for Future Sale....................14                            ________ __, 2000
Private Placement..................................15
Selling Stockholders ..............................17
Plan of Distribution...............................19
Description of Capital Stock.......................21
Legal Matters......................................24
Experts ...........................................24
Where You Can Find More
     Information About Us..........................24





========================================================    ========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. We will bear all of the following expenses:

      Registration fee - Securities and Exchange Commission       $     803.60
      Nasdaq Listing Fees                                            17,500.00
      Legal fees and expenses                                        17,500.00
      Accounting fees and expenses                                    7,500.00
      Printing and engraving expenses                                 1,000.00
      Miscellaneous
                                                                        696.40
                                                                --------------
                                                      Total       $  45,000.00

---------------------

(1) All expenses relate solely to this registration statement and are in addition to expenses for the private placement and Registration Statement No. 333-47105.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, like the registrant, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding , whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses. Article XII of the registrant's By-laws provides that the registrant shall so indemnify such persons. In addition, Article 12 of the registrant's Restated Certificate of Incorporation, as amended, provides, in general, that no director of the registrant shall be personally liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), as the same exists or hereafter may be amended; or (iv) for any transaction from which the director derived an improper personal benefit.


ITEM 16.          EXHIBITS:
                  --------

Exhibit Number       Description
--------------       -----------
4.1(a)               Restated  Certificate of  Incorporation of TII, as filed with the
                     Secretary of State of the State of Delaware on December 10, 1996.
                     Incorporated by reference to Exhibit 3 to the Company's Quarterly
                     Report on Form 10-Q for the fiscal  quarter  ended  December  27,
                     1996 (File No. 1-8048).
4.1(b)               Certificate of Designation,  as filed with the Secretary of State of the State of  Delaware on January 26,  1998.  Incorporated  by
                     reference  to  Exhibit  4.1 to the  Company's  Report on Form 8-K
                     dated (date of earliest event reported)  January 26, 1998.  (File
                     No.  1-8048).  Certificate  of  Designation,  as  filed  with the
                     Secretary of State of the State of Delaware on
4.1(c)               May 15,  1998.  Incorporated  by  reference to Exhibit 4.1 to the
                     Company's  Report  on Form  8-K  dated  (date of  earliest  event reported)  May 7, 1998  (File No.  1-8048).  By-laws  of TII,  as amended.  Incorporated  by reference to Exhibit 4.02 to Amendment
                     No. 1 to
4.2                  the  Company's  Registration  Statement  on Form  S-3  (File  No.
                     33-64980).
4.3                  Rights  Agreement,  dated  as of May 15,  1998,  between  TII and
                     Harris Trust of Chicago. Incorporated by reference to Exhibit 4.1 to the  company's  Current  Report  on Form  8-K  dated  (date of earliest event reported) May 7, 1998 (File No. 1-8048).
+5                   Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of the common stock being offered and consent.
*23.1                Consent of Arthur Andersen LLP.
+23.2                Consent  of Parker  Chapin  Flattau & Klimpl,  LLP  (included  in
                     Exhibit 5).
+24                  Powers of  Attorney  of certain  officers  and  directors  of TII
                     (included in the signature page, page II-4).
99.1                 Form of warrant issued to the investors in TII's January 26, 1998 private  placement.  Incorporated by reference to Exhibit 99.1 to
                     TII's  Current  Report  on  Form  8-K  (date  of  earliest  event reported) January 26, 1998 (File No. 1-8048).
99.2                 Securities Purchase Agreement dated as of January 26, 1998 by and among TII and the  investors  in TII's  January 26, 1998  private placement.  Incorporated  by  reference  to Exhibit 99.2 to TII's
                     Current  Report on Form 8-K  (date of  earliest  event  reported)
                     January 26, 1998 (File No. 1-8048).
99.3                 Registration Rights Agreement dated as of January 26, 1998 by and among the company  and the  investors  in TII's  January 26, 1998 private  placement.  Incorporated by reference to Exhibit 99.3 to
                     TII's  Current  Report  on  Form  8-K  (date  of  earliest  event reported) January 26, 1998 (File No. 1-8048).

-------------
*     Filed herewith.

+     Filed with the initial filing of this Registration Statement.

All other exhibits are incorporated by reference to the indicated exhibit in the indicated filing .

ITEM 17.  UNDERTAKINGS

        (a)      The undersigned Registrant undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant under
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the Registrant's By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Copiague, State of New York, on the 10th day of February, 2000.



                                      TII INDUSTRIES, INC.

                                      By: /s/ Timothy J. Roach
                                          -------------------------------------
                                               Timothy J. Roach, President



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 23rd day of December, 1999.



         Signature                                               Title
         ---------                                               -----
           * Alfred J. Roach
 -------------------------------------
             Alfred J. Roach                         Chairman of the Board


     /s/ Timothy J. Roach                            President (Chief Executive Officer)
 -------------------------------------               and Director
         Timothy J. Roach


       /s/ Paul G. Sebetic                           Vice President - Finance (Chief
 -------------------------------------                  Financial and Accounting Officer
           Paul G. Sebetic


        *C. Bruce Barksdale                          Director
 -------------------------------------
         C. Bruce Barksdale


     /s/ George S. Katsarakes                        Director
 -------------------------------------
         George S. Katsarakes


         * James R. Grover, Jr.                      Director
 -------------------------------------
           James R. Grover, Jr.


        *Joseph C. Hogan                             Director
 -------------------------------------
         Joseph C. Hogan


 -------------------------------------               Director
         Dorothy Roach


         *William G. Sharwell                        Director
 -------------------------------------
          William G. Sharwell


*By    /s/ Timothy J. Roach
 -------------------------------------
           Timothy  J. Roach,
           Attorney-in-fact

                                  EXHIBIT INDEX
                                  -------------

4.1(a)         Restated  Certificate of  Incorporation of TII, as filed with the
               Secretary of State of the State of Delaware on December 10, 1996.
               Incorporated by reference to Exhibit 3 to the Company's Quarterly
               Report on Form 10-Q for the fiscal  quarter  ended  December  27,
               1996 (File No. 1-8048).
4.1(b)         Certificate of Designation,  as filed with the Secretary of State of the State of  Delaware on January 26,  1998.  Incorporated  by
               reference  to  Exhibit  4.1 to the  Company's  Report on Form 8-K
               dated (date of earliest event reported)  January 26, 1998.  (File
               No.  1-8048).  Certificate  of  Designation,  as  filed  with the
               Secretary of State of the State of Delaware on
4.1(c)         May 15,  1998.  Incorporated  by  reference to Exhibit 4.1 to the
               Company's  Report  on Form  8-K  dated  (date of  earliest  event reported)  May 7, 1998  (File No.  1-8048).  By-laws  of TII,  as amended.  Incorporated  by reference to Exhibit 4.02 to Amendment
               No. 1 to
4.2            the  Company's  Registration  Statement  on Form  S-3  (File  No.
               33-64980).
4.3            Rights  Agreement,  dated  as of May 15,  1998,  between  TII and
               Harris Trust of Chicago. Incorporated by reference to Exhibit 4.1 to the  company's  Current  Report  on Form  8-K  dated  (date of earliest event reported) May 7, 1998 (File No. 1-8048).
+5             Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of the common stock being offered and consent.
*23.1          Consent of Arthur Andersen LLP.
+23.2          Consent  of Parker  Chapin  Flattau & Klimpl,  LLP  (included  in
               Exhibit 5).
+24            Powers of  Attorney  of certain  officers  and  directors  of TII
               (included in the signature page, page II-4).
99.1           Form of warrant issued to the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.1 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).
99.2           Securities Purchase Agreement dated as of January 26, 1998 by and among TII and the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.2 to TII's
               Current  Report on Form 8-K  (date of  earliest  event  reported)
               January 26, 1998 (File No. 1-8048).
99.3           Registration Rights Agreement dated as of January 26, 1998 by and among the company and the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.3 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).

-------------

*     Filed herewith.

+     Filed with the initial filing of this Registration Statement.

All other exhibits are incorporated by reference to the indicated exhibit in the indicated filing .